Exhibit 10.9

KINETIK HOLDINGS INC.
AMENDED AND RESTATED
2019 OMNIBUS COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT

DIVIDEND EQUIVALENT RIGHT ELECTION FORM

Please complete this Dividend Equivalent Right Election Form (the "Election Form") and submit a signed copy through DocuSign to Kinetik Holdings Inc., a Delaware corporation (the "Company"), if you wish to make an election pursuant to this Election Form.

You have received certain restricted stock unit awards ("RSUs") under the Amended and Restated 2019 Omnibus Compensation Plan (the "Plan"). Pursuant to the RSU award agreements governing the outstanding annual RSUs awarded in 2023 (the "2023 RSUs"), the outstanding annual RSUs awarded in 2024 (the "2024 RSUs"), the outstanding annual RSUs awarded in 2025 (the "2025 RSUs"), and the outstanding special RSUs awarded in 2025 (the "Special RSUs" and, together with the 2023 RSUs, the 2024 RSUs, and the 2025 RSUs, the "Subject RSUs"), you are entitled to receive dividend equivalent rights ("DERs") in the form of cash or in the form of shares of common stock of the Company ("Common Stock") pursuant to the terms of each award agreement.

Notwithstanding anything to the contrary in your award agreements with respect to the Subject RSUs, you may complete this form to elect the payment medium through which you receive payment for DERs. The terms of the various award agreements will continue to govern all other terms with respect to the DERs including payment timing and pricing.

You may have made prior elections to receive payment of DERs in the form of cash or in the form of shares of Common Stock with respect to the Subject RSUs. If you do not wish to change your prior elections, if any, you do not need to complete this form or take any action. If you have not made a prior election and you do not return this form to the Company on or prior to [•], 2025, DERs payable with respect to the Subject RSUs will be paid according to the default terms of the applicable award agreement.

Election

Check one box below:

☐ **Cash Election** – I would like to receive an amount in cash equal to the cash dividends that I would have received if I were the holder of record, as of the record date of a dividend, of a number of shares of Common Stock equal to the number of Subject RSUs granted pursuant to the relevant award agreement that have not been settled.

☐ **Share Election** – I would like to receive a number of shares of Common Stock (rounded to the nearest whole share) equal to (x) the cash dividends that I would have received if I were the holder of record, as of the record date of a dividend, of a number of shares of Common Stock equal to the number of Subject RSUs granted pursuant to the relevant award agreement that have not been settled divided by (y) the relevant closing price or the

Reinvestment Price (as applicable and as defined in the relevant award agreement) less any tax withholding obligations. By submitting this Election Form through DocuSign, I acknowledge my understanding of, and agreement with, the terms and conditions in this Election Form, the Plan and the RSU award agreements underlying the Subject RSUs (including but not limited to the terms and conditions relating to the payment of DERs). I further acknowledge that this election is irrevocable and can only be changed in accordance with procedures established by the Company during such times as may be approved by the Company and consistent with the Company’s policy with respect to insider trading. PARTICIPANT